Exhibit 5.9

April 9, 2010

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to each of the subsidiaries of NCO Group, Inc., a Delaware corporation (“NCO”) listed on Schedule A attached hereto (the “Registrants”), in connection with the preparation and filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as may be amended or supplemented from time to time, the “Registration Statement”) relating to the registration of an indeterminate amount of (i) NCO’s Floating Rate Senior Notes due 2013 and NCO’s 11.875% Senior Subordinated Notes due 2014 (collectively, the “Notes”), (ii) the guarantees by the Registrants of the Notes (the “Guarantees”) and (iii) the guarantees by other subsidiaries of NCO of the Notes, in each case to be offered solely for market-making purposes by an affiliate of NCO.  The Notes and Guarantees were issued under the Indentures dated as of November 15, 2006 (as amended, supplemented or otherwise modified, the “Indentures”), by and among NCO, the subsidiary guarantors named therein and The Bank of New York Mellon, as successor to The Bank of New York, as trustee (the “Trustee”).  This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of SEC Regulation S-K. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

As a basis for rendering the opinions contained herein, we have examined only the following documents: (i) the Registration Statement, (ii) the Indentures, (iii) the Notes, and (v) resolutions of the Registrants. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, and the correctness of all statements of fact contained in the documents examined. We have not performed any independent investigation other than the document examination described above.

The opinions expressed herein are limited to the laws of the States of Georgia, Nevada and New York in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  Insofar as our opinion

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pertains to matters of (i) Georgia law we have relied exclusively on the opinion of Kilpatrick Stockton LLP dated as of the date hereof; and (ii) Nevada law we have relied exclusively on the opinion of The Stewart Law Firm dated as of the date hereof.

For the purpose of this opinion letter, we have assumed that the Indentures have been duly authorized, executed and delivered by, and represent valid and binding obligations of, the Trustee.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that the Guarantees constitute binding obligations of the Registrants.

The opinion expressed herein is subject to applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including concepts of materiality, principles of commercial reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is given as of the date hereof. We assume no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

SCHEDULE A

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization
NCOP I, LLC	Nevada
NCOP II, LLC	Nevada
NCOP III, LLC	Nevada
NCOP IV, LLC	Nevada
NCOP V, LLC	Nevada
NCOP VI, LLC	Nevada
NCOP VII, LLC	Nevada
NCOP XI, LLC	Nevada
NCOP XII, LLC	Nevada
Total Debt Management, Inc.	Georgia